Exhibit 99

Marine Products Corporation Reports Second Quarter 2016 Financial Results

ATLANTA, July 27, 2016 – Marine Products Corporation (NYSE: MPX) announced its unaudited results for the quarter ended June 30, 2016. Marine Products is a leading manufacturer of fiberglass boats under two brand names: Chaparral and Robalo. Chaparral’s sterndrive models include H2O Sport and Ski & Fish Boats, SSi and SSX Sportboats, Sunesta Sportdecks and Signature Cruisers. In addition, Chaparral manufactures SunCoast Sportdeck outboards and Vortex Jet Boats. Robalo builds outboard sport fishing boats which include center console, dual console, walkaround cabin and Cayman bay boat models.

For the quarter ended June 30, 2016, Marine Products generated net sales of $65,066,000, a 9.4 percent increase, compared to $59,498,000 in the same period of the prior year. The increase in net sales was due to a 10.9 percent increase in unit sales, partially offset by a 2.9 percent decrease in the average selling price per boat. During the quarter we generated higher unit sales in many of our product lines, including our Robalo sport fishing boats, our largest Chaparral H2O model, and our Chaparral SunCoast Sportdecks. Average selling prices decreased during the quarter due to a change in model mix.

Gross profit for the quarter was $13,808,000, a 9.6 percent increase compared to gross profit of $12,604,000 in the same period of the prior year. Gross profit for the second quarter increased compared to the prior year due to higher net sales. Gross margin was 21.2 percent in the second quarter of both years.

Operating profit for the quarter was $6,712,000, an increase of 4.5 percent, compared to $6,423,000 in the second quarter of last year. Selling, general and administrative expenses were $7,096,000 in the second quarter of 2016, an increase of 14.8 percent compared to the second quarter of 2015. Selling, general and administrative expenses increased due to higher salaries and warranty expense, partially offset by lower incentive compensation compared to the prior year. Selling, general and administrative expenses were 10.9 percent of net sales during the second quarter of 2016, a slight increase compared to 10.4 percent of net sales during the same period of the prior year.

Net income for the quarter ended June 30, 2016 was $4,818,000, an increase of $389,000 or 8.8 percent, compared to net income of $4,429,000 for the second quarter of 2015. Diluted earnings per share were $0.13 in the second quarter of 2016, an increase of $0.01 per share compared to the second quarter of the prior year.

Net sales for the six months ended June 30, 2016 were $128,731,000, an increase of 16.9 percent compared to the first six months of 2015. Net income for the six-month period was $8,739,000 or $0.23 diluted earnings per share, compared to net income of $7,358,000, or $0.20 diluted earnings per share in the prior year.

Richard A. Hubbell, Marine Products’ President and Chief Executive Officer stated, “Our second quarter financial results reflect a strong retail selling season and the continued popularity of many of our new models. As we reported at the end of the first quarter, our Robalo outboard sport fishing boats continued to sell well in the second quarter, especially the new Robalo 160. We also generated higher sales of our Chaparral SSX bowriders, and the largest of our Chaparral H2O sport boats. In addition, sales of our Chaparral Vortex jet boats have benefited from strong dealer and consumer demand this year.

Second Quarter 2016 Earnings Press Release

“At the end of the second quarter, our dealer inventory was lower than at the end of the first quarter, and our order backlog had increased. The most recently available market share statistics show that our Chaparral sterndrive boats continue to hold the highest market share in their category. Our annual dealer conference will take place in the next few weeks, and we look forward to our dealers’ reception to our 2017 models and learning about their perception of consumer demand for the coming model year. If our near-term business indicators continue to be strong, we intend to increase production at the end of the third quarter as we introduce our 2017 models,” concluded Hubbell.

Marine Products Corporation will hold a conference call today, July 27, 2016 at 8:00 a.m. Eastern Time to discuss the results for the quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of Marine Products’ website at www.marineproductscorp.com. The live conference call can also be accessed by calling (888) 359-3624 or (719) 325-2308 for international callers and using the conference ID #1052294. A replay will be available in the investor relations section of Marine Products’ website beginning approximately two hours after the call.

Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive, jet drive and outboard pleasure boats, and Robalo offshore sport fishing boats.  The Company continues to diversify its product lines through product innovation.  With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value.  For more information on Marine Products Corporation visit our website at www.marineproductscorp.com.

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements that look forward in time or express management’s beliefs, expectations or hopes. In particular, such statements include, without limitation, our belief that our order backlog and dealer inventory levels warrant increasing production during the third quarter and our belief that we are prepared to capitalize on opportunities to increase market share and to generate superior financial performance to build long-term shareholder value. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Marine Products Corporation to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. These risks include possible decreases in the level of consumer confidence and available funds impacting discretionary spending, increased interest rates and fuel prices, weather conditions, changes in consumer preferences, deterioration in the quality of Marine Products’ network of independent boat dealers or availability of financing of their inventory, and competition from other boat manufacturers and dealers. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in Marine Products' Form 10-K, filed with the Securities and Exchange Commission for the year ending December 31, 2015.

For information contact:
BEN M. PALMER	JIM LANDERS
Chief Financial Officer	Vice President, Corporate Finance
(404) 321-7910	(404) 321-2162
irdept@marineproductscorp.com	jlanders@marineproductscorp.com

Second Quarter 2016 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended June 30, (Unaudited)	Second Quarter			Six Months
	2016	2015	% BETTER (WORSE)	2016	2015	% BETTER (WORSE)
Net Sales	$65,066	$59,498	9.4%	$128,731	$110,142	16.9%
Cost of Goods Sold	51,258	46,894	(9.3)	102,235	87,333	(17.1)
Gross Profit	13,808	12,604	9.6	26,496	22,809	16.2
Selling, General and Administrative Expenses	7,096	6,181	(14.8)	14,139	12,132	(16.5)
Operating Profit	6,712	6,423	4.5	12,357	10,677	15.7
Interest Income	151	105	43.8	243	222	9.5
Income Before Income Taxes	6,863	6,528	5.1	12,600	10,899	15.6
Income Tax Provision	2,045	2,099	2.6	3,861	3,541	(9.0)
Net Income	$4,818	$4,429	8.8%	$8,739	$7,358	18.8%

EARNINGS PER SHARE
Basic	$0.13	$0.12	8.3%	$0.23	$0.20	15.0%
Diluted	$0.13	$0.12	8.3%	$0.23	$0.20	15.0%

AVERAGE SHARES OUTSTANDING
Basic	38,363	37,026		38,330	37,025
Diluted	38,363	37,120		38,330	37,224

Second Quarter 2016 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
At June 30, (Unaudited)	(in thousands)
	2016	2015
ASSETS
Cash and cash equivalents	$296	$9,312
Marketable securities	14,343	8,288
Accounts receivable, net	4,817	4,582
Inventories	34,592	30,136
Deferred income taxes	-	2,412
Prepaid expenses and other current assets	1,791	1,864
Total current assets	55,839	56,594
Property, plant and equipment, net	12,753	12,476
Goodwill	3,308	3,308
Other intangibles, net	465	465
Marketable securities	33,102	28,153
Deferred income taxes	3,575	2,855
Other assets	10,546	10,009
Total assets	$119,588	$113,860

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$6,345	$9,209
Accrued expenses and other liabilities	12,446	10,883
Total current liabilities	18,791	20,092
Long-term pension liabilities	5,307	6,724
Other long-term liabilities	70	78
Total liabilities	24,168	26,894
Common stock	3,836	3,816
Capital in excess of par value	4,774	3,075
Retained earnings	88,569	82,050
Accumulated other comprehensive loss	(1,759)	(1,975)
Total stockholders' equity	95,420	86,966
Total liabilities and stockholders' equity	$119,588	$113,860